UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2019

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13395	56-2010790
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SAH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 22, 2019, Sonic Automotive, Inc. (the “Company”) entered into a delayed draw term loan credit agreement, dated November 22, 2019, with PNC Bank, National Association, as administrative agent, and the lenders party thereto (the “Mortgage Facility”). The Mortgage Facility matures on November 22, 2024.

The Mortgage Facility has a borrowing limit which varies based on the value of the collateral underlying the Mortgage Facility, as more fully described below, with a maximum of $112.2 million. The Mortgage Facility is available for the refinancing of a portion of the Company’s outstanding 5.0% Senior Subordinated Notes due 2023, Series B and to pay related fees and expenses. The amount available for borrowing under the Mortgage Facility is subject to compliance with a borrowing base. The borrowing base is calculated based on 75% of the appraisal value of certain eligible real estate designated by the Company and owned by certain of the Company’s subsidiaries. Amounts outstanding under the Mortgage Facility bear interest at (i) a specified rate above LIBOR (as defined in the Mortgage Facility), ranging from 1.50% to 2.75% per annum according to a performance-based pricing grid determined by the Company’s Consolidated Total Lease Adjusted Leverage Ratio (as defined in the Mortgage Facility) as of the last day of the immediately preceding fiscal quarter (the “Performance Grid”) or (ii) a specified rate above the Base Rate (as defined in the Mortgage Facility), ranging from 0.50% to 1.75% per annum according to the Performance Grid.

In connection with the Mortgage Facility, certain of the Company’s subsidiaries entered into various security documents granting to PNC Bank, National Association, as administrative agent, a lien upon the properties comprising the borrowing base. Certain of the Company’s domestic subsidiaries also guarantee the Company’s obligations under the Mortgage Facility under the terms of a subsidiary guaranty agreement in favor of PNC Bank, National Association, as administrative agent.

The Mortgage Facility contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including covenants which could restrict or prohibit indebtedness, liens, payment of dividends and other restricted payments, capital expenditures and material dispositions and acquisitions of assets, as well as other usual and customary covenants and default provisions. Financial covenants include required specified ratios (as each is defined in the Mortgage Facility) of:

Covenant
Consolidated Liquidity Ratio	Consolidated Fixed Charge Coverage Ratio	Consolidated Total Lease Adjusted Leverage Ratio
Not less than 1.05 to 1.00	Not less than 1.20 to 1.00	Not more than 5.75 to 1.00

The Mortgage Facility contains usual and customary events of default, including cross defaults to other material indebtedness, change of control events and events of default customary for syndicated commercial credit facilities. Upon the occurrence of an Event of Default (as defined in the Mortgage Facility), the Company could be required to immediately repay all outstanding amounts under the Mortgage Facility.

Certain of the lenders under the Mortgage Facility are also parties to other existing lending arrangements with the Company and its subsidiaries. The Company and its affiliates also have commercial banking, investment banking, mortgage financing, retail lending and other lending relationships with certain of the lenders under the Mortgage Facility and/or affiliates of such lenders.

The foregoing summary of certain terms of the Mortgage Facility and the various ancillary agreements entered into in connection with the Mortgage Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement or agreements, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

November 29, 2019	By:	/s/ STEPHEN K. COSS
Stephen K. Coss
Senior Vice President and General Counsel